Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), is entered into this 14th day of July, 1997, by and between INGRAM MICRO INC. (“Ingram”), a Delaware corporation, having its principal place of business at 1600 E. St. Andrew Place, Santa Ana, California 92705, and PUMA TECHNOLOGY, INC. (“Vendor”), a Delaware corporation, having its principal place of business at 2550 North First Street, #500, San Jose, CA 95131. The parties desire to and hereby do enter into a distributor/supplier relationship, the governing terms and mutual promises of which are set out in this Agreement.

1.    DISTRIBUTION RIGHTS

1.1    Territory.    Vendor grants to Ingram, including its affiliates for resale, and Ingram accepts, * to distribute in the United States and Canada all computer products produced and/or offered by Vendor (“Product”) during the term of this Agreement. Ingram shall have the right to purchase, sell and ship to any reseller within the territory or to Ingram’s affiliate, or at Vendor’s option Ingram’s affiliate may purchase direct from Vendor.

1.2    Product.    Vendor agrees to make available and to sell to Ingram such Product, as Ingram shall order from Vendor at the prices and subject to the terms set forth in this Agreement. Ingram shall not be required to purchase any minimum amount or quantity of the Product.

2.    TERM AND TERMINATION

2.1    Term.    The initial term of this Agreement is one (1) year. Thereafter, the Agreement will automatically renew for successive one (1) year terms, unless it is earlier terminated.

2.2    Termination

(a)    Either party may terminate this Agreement, with or without cause, by giving * written notice to the other party.

(b)    Either party may immediately terminate this Agreement with written notice if the other party:

(i)    materially breaches any term of this Agreement and such breach continues for thirty (30) business days after written notification thereof; or

(ii)    ceases to conduct business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any Bankruptcy Act or any other federal or state statute relating to insolvency or the protection of rights of creditors; or

*	Material has been omitted pursuant to a request for confidential treatment.

(iii)    attempts to assign or otherwise transfer its rights hereunder, unless both have agreed in writing to such assignment or transfer.

3.    INGRAM OBLIGATIONS

3.1    Product Availability.    Ingram will list Product in its catalog(s) as appropriate and endeavor to make such Product available to customers.

3.2    Advertising.    Ingram will advertise and/or promote Product in a commercially reasonable manner and will transmit as reasonably necessary Product information and promotional materials to its customers.

3.3    Support.    Ingram will make its facilities reasonably available for Vendor and will assist in Product training and support. Ingram will provide reasonable, general Product technical assistance to its customers. and will direct all other technical issues directly to Vendor.

3.4    Administration

(a)    Upon request, Ingram will furnish Vendor with a valid tax exemption certificate.

(b)    Ingram will provide Vendor standard sales-out and inventory reports via its electronic Bulletin Board System.

(c)    Ingram may handle its customers’ Product returns by batching them for return to Vendor at regular intervals.

4.    VENDOR OBLIGATIONS

4.1    Shipping/Export

(a)    Vendor shall ship Product pursuant to Ingram purchase order(s) (“P.O.”). Product shall be shipped F.O.B. Ingram’s designated warehouse with risk of loss or damage to pass to Ingram upon delivery to the warehouse specified in Ingram’s P.O.

(b)    Ingram requires concurrent with the execution of this Agreement Export Administration Regulations product classification and supporting documentation: Certificate of Origin (General Use and/or NAFTA), Export Commodity Control Number’s; (ECCN’s), General License and/or Individual Validated License information and Schedule “B”/Harmonized Numbers. This applies when distribution rights granted under Section 1.1 are outside the United States for the initial Products and when additions or changes to these Products occur.

4.2    Invoicing.    For each Product shipment to Ingram, Vendor shall issue to Ingram an invoice showing Ingram’s order number, the Product part number, description, price and any discount. At least monthly, Vendor shall provide Ingram with a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous statement.

4.3    Product Availability.    Vendor agrees to maintain sufficient Product inventory to fill Ingram’s orders. If a shortage of any Product exists, Vendor agrees to * for such Product during the *.

4.4    Product Marking.    Vendor will clearly mark each unit of Product with the Product name and computer compatibility. Such packaging will also bear a machine-readable bar code identifier’s scannable in standard Uniform Product Code (UPC) format. The bar code must identify the Product as specified by the Uniform Code Council (UCC). If the Vendor or Ingram customers require serial number tracking, the serial number must be clearly marked and bar coded on the outside of the individual selling unit. The bar code shall fully comply with all conditions regarding standard product labeling set forth in Exhibit B in the then-current Ingram Guide to Bar Code: The Product Label. Vendor may be assessed a reasonable per unit charge for all Product not in conformance herewith.

4.5    Product Notes.    Vendor will either within thirty (30) days provide product note information in accordance with Ingram’s specifications noted in Exhibit C or instruct Ingram to do so, in which case, a charge per SKU will apply.

4.6    Support.    At *, Vendor shall support Product and any reasonable Ingram efforts to sell Product. Vendor shall also provide to Ingram, its employees, and its customers reasonable amounts of sales literature, advertising materials, and training and support in Product sales.

4.7    New Product.    Vendor shall endeavor to notify Ingram at least thirty (30) days before the date any new Product is introduced. Vendor shall make such Product available for distribution by Ingram no later than the date it is first offered for sale in the marketplace.

4.8    Insurance.    Vendor shall carry insurance coverage for product liability/completed operations with minimum limits of *. Within ten (10) days of full execution of this Agreement, Vendor shall provide Ingram with a Certificate of Insurance. This Certificate of Insurance must include: (i) a broad form endorsement naming Ingram as an additional insured, and (ii) a mandatory * day notice to Ingram of insurance cancellation.

4.9    Warranties Certification

(a)    General Warranty.    Vendor represents and warrants that (i) it has good transferable title to the Products, (ii) the Product will perform * specifications and documentation supplied by Vendor, (iii) the Product *, (iv) that there are no suits or proceedings pending or threatened which *, and (v) the Product sales to Ingram * any law, ordinance, rule or regulation in the distribution territory.

(b)    Warranty.    Vendor hereby represents and warrants that any Product offered for distribution does not contain any obscene, defamatory or libelous matter or violate any right of publicity or privacy.

(c)    End-User Warranty.    Vendor shall provide a warranty statement with Product for end user benefit. This warranty shall commence upon Product delivery to end-user.

*	Material has been omitted pursuant to a request for confidential treatment.

(d)    Class B Warranty.    Vendor hereby represents and warrants that the Product has been or will be at the time of shipment certified as a Class B computing device as required by the rules of the U.S.A. Federal Communications Commission (“FCC Rules”).

(e)    EU Warranty.    Vendor further warrants and represents for Products distributed to the European Union (“EU”) that the Products will be accepted under all EU directives, regulations and the EU country’s legislation.

(f)    Made in America Certification.    Vendor by the execution of this Agreement certifies that it will not label any of its products as being “Made in America,” “Made in U.S.A.,” or with similar wording, unless all components or elements of such Product is in fact made in the United States of America. Vendor further agrees to defend, indemnify and hold harmless from and against any and all claims, demands, liabilities, penalties, damages, judgments or expenses (including attorney’s fees and court costs) arising out of or resulting in any way from Product that does not conform to the Certification.

5.    PRICING

5.1    Ingram Pricing.    The suggested retail price and any Ingram discount for Product is set out in Exhibit D. Vendor may modify Exhibit D with a minimum of * days advance written notice to Ingram. All Ingram orders for Product will be billed at the price in effect when the order is placed. Ingram shall have sole discretion as to selling price of Product to its customers.

5.2    Vendor Pricing.    *

5.3    Price Adjustments.    *

5.4    Payment Terms.    Ingram’s initial order payment terms shall be *. Subsequent order payment terms shall be *. Payment shall be deemed made on the payment postmark date.

5.3    Right to Withhold.    Notwithstanding any other provision in this Agreement to the contrary, *.

6.    MARKETING

6.1    Trademarks.    Ingram may advertise and promote the Product and/or Vendor, and may thereby use Vendor’s trademarks, service marks and trade names. Neither party shall acquire any rights in the trademarks, service marks or trade names of the other.

6.2    Advertising.    Vendor agrees to cooperate in Ingram’s or Ingram’s customers’ advertising and promotion of Product and hereby grants Ingram a cooperative advertising allowance of * of Product invoice amount for such advertising featuring Product and/or Vendor. Ingram shall submit advertising to Vendor for review and approval prior to any initial release, and Vendor shall not unreasonably withhold or delay such approval. *

*	Material has been omitted pursuant to a request for confidential treatment.

6.3    Programs

(a)    Vendor shall participate in Ingram’s current * marketing program and grants Ingram * for this purpose. The cooperative advertising allowance granted in Section 6.2 hereof shall be reduced accordingly by this amount. Additionally, this program shall be subject to the provisions set forth in Exhibit E.

(b)    Vendor shall allow Ingram a * rebate based on * to offset Ingram’s handling and channel costs. The rebate will be paid via a check within thirty (30) days after the quarter end and if no check is received within that period Ingram shall deduct that amount from its next check.

(c)    Ingram may offer additional marketing programs to Vendor including but not limited to launch programs and reseller pass through opportunities. If Vendor elects to participate, Vendor agrees to pay such additional funds as may be required for this purpose.

(d)    Vendor may be asked to prepay all marketing activities until a mutually agreed upon sell through rate is achieved.

6.4    Support Product.    Vendor shall consign a reasonable amount of demonstration Product to aid Ingram in its support and promotion of Product. All such consigned Product will be returned to Vendor upon request.

7.    RETURNS

7.1    Stock Balancing.    Notwithstanding anything herein to the contrary, Ingram may return throughout the term any Products which are in their original packaging to Vendor for full credit of the Products’ purchase price. *

7.2    Post-Term/Termination.    For * days after the expiration or earlier termination of this Agreement, Ingram may return to Vendor any Product for credit against outstanding invoices, or if there are no outstanding invoices for a cash refund. Any credit or refund due Ingram for returned Product shall be equal to the *.

7.3    Product Discontinuation.    Vendor shall give Ingram * days’ advance written notice of Product discontinuation. Ingram may return all such Product to Vendor for full credit of Product purchase price *.

7.4    Defective Product

(a)    Ingram may return any Product to Vendor that Ingram or its customer finds defective. *

(b)    If any Product is recalled by Vendor because of defects, revisions or upgrades, Ingram will, at Vendor’s request, provide reasonable assistance with the recall. Vendor will pay Ingram’s expenses in connection with such recall.

*	Material has been omitted pursuant to a request for confidential treatment.

8.    INDEMNIFICATION

8.1    Product Indemnity.    Vendor shall defend, indemnify, and hold harmless Ingram from and against any claims, demands, liabilities, or expenses * for any injury or damage, including, but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defect in Products. This duty to indemnify Ingram shall be in addition to the warranty obligations of Vendor.

8.2    General Indemnity.    Each party shall indemnify, defend and hold the other harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, *, resulting from any act or omission of the acting party or its employees under this Agreement, that causes or results in property damage, personal injury or death.

8.3    Intellectual Property Rights Indemnity.    Vendor shall defend, indemnify and hold Ingram, its resellers and their customers, harmless from and against all damages and costs incurred by any of them arising from the infringement of any * by reason of the manufacture, sale, marketing, or use of Product.

8.4    Product Infringement.    Upon threat of claim of infringement, Vendor may, at its expense and option (i) procure the right to continue using any part of Product, (ii) replace the infringing Product with a non-infringing Product of similar performance, or (iii) modify Product to make it non-infringing. If Vendor does not so act within * days after such claim. Ingram may return Product to Vendor for *, at Ingram’s option.

8.5    Multi-Media Indemnity.    Vendor shall defend, indemnify and hold Ingram, its resellers and their customers, harmless from and against all damages and costs incurred by any of them to the extent it is based upon a claim that the Product either (i) violates a third party’s right of publicity and/or right of privacy, or (ii) contains any obscene, defamatory or libelous matter.

8.6    European Indemnity.    For Products distributed to a country of the EU, the Vendor accepts full responsibility for, and will indemnify Ingram for, all costs and damages arising from any non-compliance with any manufacturer-directed EU decree, regulation or directive.

8.7    Limitation of Liability.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OF BUSINESS, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS LIMITATION IS IN NO WAY MEANT TO LIMIT VENDOR’S LIABILITY FOR PERSONAL INJURY OR DEATH AS A RESULT OF A DEFECT IN ANY PRODUCT IN THOSE JURISDICTIONS WHERE THE LAW DOES NOT ALLOW THIS LIMITATION.

*	Material has been omitted pursuant to a request for confidential treatment.

9.    COMPLIANCE WITH FEDERAL LAWS AND REGULATIONS

9.1    Executive Order 11246.    Vendor agrees to include the Equal Employment Opportunity Clause by reference in every contract, agreement and purchase order entered into with subcontractors or suppliers as required by 41 CFR 60-1.4.

9.2    Employer Information Report EEO-1/ Written Affirmative Action Program.    Vendor agrees that if the value of any contract or purchase order is fifty thousand dollars ($50,000) or more and the Vendor has fifty (50) or more employees, Vendor will (i) file an EEO-1 report (Standard Form 100) and comply with and file such other compliance reports as may be required under Executive Order 11246, as amended. and Rules and Regulations adopted thereunder and (ii) will develop a written affirmative action compliance program for each of its establishments as required by Title 41 CFR 60-1.40.

9.3    Veterans Employment Clause.    Vendor agrees to abide by and comply with the provisions of the Affirmative Action Clause, 41 CFR 60-250.4.

9.4    Employment of Handicapped Persons.    Vendor agrees that it will abide by and comply with the provisions of the Affirmative Action Clause, 41 CFR 60-741.4.

9.5    Small Business Concerns and Small Business Concerns Owned, and Controlled by Socially and Economically Disadvantaged Individuals.    Where a government contract is expected to exceed five hundred thousand dollars ($500.000), Vendor agrees to comply with all requirements of P.L. 95-507 and regulations promulgated thereunder. Vendor shall comply with instructions contained in Exhibit F.

9.6    Women-Owned Business Concerns.    Vendor shall comply with instructions contained in Exhibit F. Where a government contract is expected to exceed five hundred thousand dollars ($500,000), Vendor agrees to comply with all requirements of Executive Order 12138 and all regulations promulgated thereunder.

10.    GOVERNMENT PROGRAM

10.1    Partnership America.    Vendor may, at its sole option. participate in Ingram’s government reseller program in which case the provisions of Exhibit G. Partnership America, shall apply. A draft copy is provided solely for your information and review.

11.    GENERAL PROVISIONS

11.1    Notices.    Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile or telex communication subsequently to be confirmed in writing pursuant to item (ii) herein.

11.2    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of California, except that body of law concerning conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

11.3    Cooperation.    Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein.

11.4    Force Majeure.    Neither party shall be liable to the other for any delay or failure to perform which results from causes outside its reasonable control.

11.5    Attorneys Fees.    In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

11.6    Export Regulations.    Ingram agrees by the purchase of Products to conform to, and abide by, the export laws and regulations of the United States, including but not limited to, the Export Administration Act of 1979 as amended and its implementing regulations. Ingram shall include a statement in it’s standard sales terms and conditions that any shipment of Product outside the United States will require a valid export license. Ingram further agrees to distribute Product in accordance with the territory as defined in Section 1.1. Whenever a EU country is specified as Territory under Section 1.1. Territory shall include all EU countries.

12.    AGREEMENT

12.1    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. but all of which together shall constitute one and the same instrument.

12.2    Section Headings.    Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

12.3    Incorporation of all Exhibits.    Each and every exhibit referred to hereinabove and attached hereto is hereby incorporated herein by reference as if set forth herein in full.

12.4    Severability.    A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found to be valid.

12.5    No Implied Waivers.    If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein.

12.6    Binding Effect/Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. This Agreement shall not be assignable by Vendor, without the express written consent of Ingram, which consent shall not be unreasonably withheld, including to a Person in which it has merged or which has otherwise succeeded to all or substantially all of such party’s business and assets to which this Agreement pertains and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of this provision will be void.

12.7    Survival.    Sections 5.4 (Payment Terms), 5.3 (Right to Withhold), 7.2 (Post-Term Termination) and 8. (Indemnification) shall survive the expiration or earlier termination of this Agreement.

12.8    Entire.    This Agreement constitutes the entire agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated. The terms and conditions of each party’s purchase orders, invoices, acknowledgments/confirmations or similar documents shall not apply to any order under this Agreement, and any such terms and conditions on any such document are objected to without need of further notice or objection. Any modifications to this Agreement must be in writing and signed by authorized representatives of both parties.

12.9    Authorized Representatives.    Either party’s authorized representative for execution of this Agreement or any amendment hereto shall be president, a partner, or a duly authorized vice president of their respective party. The parties executing this Agreement warrant that they have the requisite authority to do so.

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

“Ingram” Ingram Micro Inc. 1600 E. St. Andrew Place Santa Ana, California 92705		“Vendor” Puma Technology, Inc. 2550 N. First Street, #500 San Jose, CA 95131

By:	/s/ Al Mann	By:	/s/ Bradley A. Rowe

Name:	Al Mann	Name:	Bradley A. Rowe

Title:	VP Purchasing	Title:	President and CEO

Date:	10-15-97	Date:	10/6/97

*	AGREEMENT MUST BE SIGNED BY PRESIDENT OR BY A DULY AUTHORIZED VICE PRESIDENT OR PARTNER.

EXHIBITS:

A – Vendor Routing Guide (if applicable)

B – *

C – Product Notes

D – Product Price List

E – *

F – Small And Disadvantaged Business Certification

G – Partnership America

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT A

VENDOR ROUTING GUIDE

                                    Not Applicable

                                    Attached

EXHIBIT B

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT C

INGRAM
MICRO
Vendor Agreement
Systems Notes Project

This will serve as                                                                           (Vendor) contract indicating the method by which the Vendor will provide On-line Product Notes to Ingram Micro. Vendor may either:

_______	Outsource this work to Ingram Micro Technical Support. Billing will be done on a quarterly basis * SKU# for the number of notes created the prior quarter.

Not to exceed $ per quarter without first informing the vendor.

_______
Elect to create this product information independently and provide it on disk, in the format outlined by Ingram Micro Technical Support. Your Ingram Micro Purchasing or Marketing Associate can provide you with the desired format and a listing of products that notes need to be created for.

_______
Outsource this work to Ingram Micro Technical Support at the rate of * (per SKU#) per note. Only the number of notes indicated below will be created. Future notes or additional notes will need an additional contract.
Number of products needing notes =              x * $

Method of Payment:		Source of Funds:

_______	Check payable to Ingram Micro	_______	Co-op Prior Approval #

_______	Pre-pay check to Ingram Micro	_______	GWIM (requires Mktg. Manager’s approval)

_______	Credit Memo (requires Buyer’s approval)	_______	MDF (requires Mktg. Manager’s approval)

		_______	Other

Payment is due within thirty (30) days after billing. If payment is not received within 30 days, Ingram Micro has the right to deduct the monies from vendor’s invoices.

The party signing this contract represents that they have the requisite authority to execute this contract.

Name (Print):	Title:

Signed:	Date:

Company Name:	Vendor Number:

Mailing Address:

Telephone Number:	Fax Number:

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT D

PRODUCT PRICE LIST

The prices for the Products offered under this Agreement shall be (check one):

                     As shown on Vendor’s price list dated                                     .

                     As shown below.

Product	List Price	Discount

EXHIBIT E

* PROGRAM

In order to confirm your intention to participate in the * Program (“Program”), we request that you read and agree to be bound by the following Program terms:

1.    Ingram Micro will invoice you * percent * of the purchase amount on all invoices issued by your company to Ingram Micro during the Program Term (as defined below) as a Program allowance. Ingram Micro will reconcile and adjust the allowance to account for returns. Our standard terms are * from invoice date. If payment is not received within *, the invoice amount will be deducted from amounts due your company.

2.    *

3.    The allowance will be issued by Ingram Micro to fund product-specific promotional activities, as well as to provide general incentives to enhance all channels of distribution, and to administer the Program.

4.    Other special promotions and periodic marketing programs featuring your products (including awards, specials and/or product introduction promotions) may be discussed and authorized on a case-by-case basis during the term of the Program.

5.    The term of this program shall commence on the date this agreement is executed and shall continue through December 31, 1996 (the “Program Term”). Thereafter, this agreement will be automatically renewed for additional one year periods, subject to the right of either party to terminate this agreement at the end of any term by delivering written notice to the other party at least * days prior to the end of the period.

6.    * the right to modify the terms of the Program on * written notice to *. *.

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT F

Business Size and Classification
Certification

Contact Name:

Company:

Address:

City, State & Zip:
(Please correct your address if it is incorrect or incomplete)

In order for Ingram Micro Inc. to comply with federal and state guidelines, we must obtain certain information about our suppliers. This information will be requested on an annual basis only. Therefore, please complete the basic information requested below.

Please complete, sign and return this certification to the address or fax below at your earliest convenience. Failure to provide this information may result in your company being removed from our vendor list.

Thank you in advance for helping us in out efforts to maintain accurate records, which will in return facilitate an on-going relationship with your company.

Return this form by mail to:

Ingram Micro Inc.                                  or FAX to: (714) 566-1767
Attn: Government Division
PC Box 25125
Santa Ana, CA 92799-5125

Indicate the category which appropriately describes your business: (Refer to the reverse of this form for category definitions.)

1.    Business Size:
         Small Business                      Large Business

2.    Business Classification (if applicable):
         Disadvantaged Business                      Women-owned Business
         Minority Business

3.    Business Status:
Corporation:              Yes                      No

Taxpayer ID No. (TIN) #

OR    Social Security #
(if individual)

The above information is certified true and correct on          day of                      19     by:

Authorized Signature	Title

Name (print or type)	Phone Number

BUSINESS SIZE

SMALL
A business concern that, including domestic and foreign affiliates is independently owned and operated, not dominant in the field of operation in which it is bidding on Government contracts, and qualifies as a small business under the criteria and size standards set forth in Title 13 of the Code of Federal Regulations (CFR), Part 121.

LARGE	The business concern exceeds the small business size code standards established by the Small Business Administration as set forth in Title 13 of the Code of Federal Regulations (CFR), Part 121.

BUSINESS CLASSIFICATION

SMALL DISADVANTAGED
A small business concern that is at least 51% owned by one or more socially and economically disadvantaged individuals (or a publicly owned business having at least 51% of its stock unconditionally owned by one or more socially or economically disadvantaged individuals) and whose management an daily business operations are controlled by one or more of such individuals.

WOMEN-OWNED	A business concern that is at least 51 % owned, controlled and operated by a woman or women.

MINORITY LARGE BUSINESS	A concern which meets the criteria and definition of ‘Disadvantaged’ business, but which is not a small business by the SBA’s size standards.

FOREIGN BUSINESS	More than 50% of production or services must be performed outside of the United States or its possessions.

NONPROFIT BUSINESS	Any organization not conducted or maintained for the purpose of making profit. Included in this category are sheltered workshops, universities, colleges and local, state and federal governments.

BUSINESS STATUS

CORPORATION	A business entity that is registered with a state in the United States as a corporation, including non-profit corporations, but excluding professional corporations.

OTHER DATA	Enter Federal Employer ID number or social Security number, whichever is applicable.

EXHIBIT G

PARTNERSHIP AMERICASM PROGRAM ADDENDUM

THIS PARTNERSHIP AMERICASM PROGRAM ADDENDUM (“Addendum”) is made and entered into this              day of                             ,199     by and between INGRAM MICRO INC., a Delaware corporation (“Ingram”) and                                                 (“Vendor”) a                                                           corporation (state of incorporation).

RECITALS

A.    On or about                                  199    , Ingram and Vendor entered into a Distribution Agreement (“Distribution Agreement”), whereby Ingram was granted the right to distribute in the U.S., all microcomputer products manufactured, produced and/or offered by Vendor (“Vendor Products”).

B.    Ingram and Vendor now desire to sell and distribute Vendor Products, through resellers and system integrators, to federal, state and local governments and their various agencies and departments (“Government”) in accordance with the terms and conditions of this Addendum.

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.    Partnership AmericaSM Program Vendor hereby grants to Ingram, and Ingram hereby accepts, the non-exclusive right to provide product and services to resellers and system integrators in connection with Ingram’s sale and distribution of Vendor Product(s) to the Government in support of specific government contract opportunities.

2.    Vendor Obligations

2.1.    Product Notification Vendor shall notify Ingram of any new Vendor Product(s), or any major revision of a Vendor Product(s), and shall make such Vendor Product(s) available for distribution by Ingram no later than the date of first introduction into the Government marketplace.

2.2.    Firm Fixed Pricing Upon request, Vendor shall provide “Firm Fixed Pricing” which shall guarantee the pricing of the Vendor Product(s) for the effective term of a specific Government contract. Vendor shall give Ingram thirty (30) days advance written notice of any Vendor Product(s) being discontinued.

2.3.    Representations and Certifications Vendor understands that due to the nature of Government bidding, Vendor may be required to enter into a procurement specific nondisclosure agreement or make certain representations and certifications before’ any Vendor Product(s) are sold or distributed into the Government marketplace. In addition, Vendor agrees to provide Ingram with an annual statement of representations and certifications:

3.    Ingram Obligations

3.1. *

*	Material has been omitted pursuant to a request for confidential treatment.

PARTNERSHIP AMERICASM PROGRAM ADDENDUM

3.    Ingram Obligations (Continued)

3.2.    *

3.3.    *

4.    Pricing The price and applicable discount for all Vendor Products sold through the Partnership AmericaSM Program is set forth in Exhibit “A” attached hereto. The pricing and discounts for Vendor Products set forth therein shall only apply to Vendor Products sold through the Partnership AmericaSM Program into the Government marketplace. Ingram will, in its sole discretion, determine the sale price to resellers and system integrators for all Vendor Products. All Vendor Product pricing and discounts set forth pursuant to this Section shall not apply to, amend or affect the pricing and discounts set forth in connection with any Vendor Products sold and distributed pursuant to the Distribution Agreement. Vendor understands and agrees that for certain Government proposals/quotes, which specify a significant quantity of Vendor Products, Vendor shall provide program specific pricing that will include additional discounts to those set forth in Exhibit “A”.

5.    Termination Either Vendor or Ingram may terminate this Addendum, with or without cause, by giving the other * written notice. Termination of this Addendum shall not result in the termination of the Distribution Agreement. Termination of this Addendum shall not affect the terms and conditions of any Letter of Supply, issued by Vendor pursuant to Subsection 2.2. In the event this Addendum is terminated, the rights of the parties shall be determined under the terms and conditions of the Distribution Agreement.

6.    Distribution Agreement Terms and Conditions Except as otherwise provided pursuant to this Addendum, all terms and conditions of the Distribution Agreement shall apply to the Partnership AmericaSM Program.

*	Material has been omitted pursuant to a request for confidential treatment.

ELECTRONIC SOFTWARE DISTRIBUTION ADDENDUM

This is an Addendum (the “Addendum”) attached to the Distribution Agreement, dated July 14, 1997, (the “Agreement”) by and between Ingram Micro Inc. (“Ingram”) and Puma Technology, Inc. (“Supplier”) with the purpose of adding the terms and conditions for Ingram’s purchase and distribution and Supplier’s sale of Electronic Software Product. The parties have executed this Addendum as of January 30, 2001 (Effective Date).

In consideration of the mutual covenants set forth herein and in the Agreement, Ingram and Supplier agree as follows:

Priority.    The parties agree that the Agreement is hereby modified as set forth in this Addendum. Any inconsistency between this Addendum and the Agreement shall be resolved in favor of the intent of the parties as expressed by this Addendum. Terms used herein with the initial letter capitalized which are not otherwise defined in Exhibit A to this Addendum are defined as set forth in the Agreement. The Agreement as modified by this Addendum shall remain in full force and effect with all other provisions remaining unchanged.

Furthermore, the parties have agreed to modify the Agreement by adding the following:

1.    Appointment and License

1.1    Appointment.    Supplier hereby appoints Ingram as its * Electronic Software Distributor for the Electronic Software Product(s) identified in Exhibit B, as such Exhibit may be modified from time to time in writing by Supplier.

1.2    License.    Supplier grants Ingram a * personal license to receive, store, wrap the BOB, transmit, and distribute Electronic Software Product to Electronic Software Resellers for the purpose of redistributing Electronic Software Product to End Users throughout the Territory. Supplier further grants Ingram a non-exclusive, non-transferable, non-assignable, personal license to generate Keys to transmit these Keys to Electronic Software Resellers for distribution to End Users who have accepted the EULA accompanying a particular Electronic Software Product and to use Electronic Software Product, Documentation and related material, including but not limited to box shots and the content of any compilation of marketing or other graphic material (collectively, the “Licensed Content”) provided by Supplier to Ingram pursuant to this Addendum.

1.3    Rights Reserved to Supplier.    Ingram acknowledges that the Electronic Software Products and Documentation are the property of Supplier or its licensors and that Ingram has no rights in the foregoing except those expressly granted by this Addendum. Nothing herein shall be construed as restricting Supplier’s right to sell, lease, license, modify, publish or otherwise distribute, and/or authorize others to do any or all of the foregoing, the Electronic Software Product or Documentation, in whole or in part, to any other person.

2.    Supplier Obligations

2.1    Provision of Electronic Software Product.    For each sale of Electronic Software Product prepared for electronic distribution and hosted by the Supplier, Supplier will provide * Electronic Software Product utilizing Preview Systems ESD Technology, to Ingram via Supplier’s * Server. Supplier shall provide Ingram reliable and uninterrupted access to the Supplier’s * Server. Should Supplier request that Ingram prepare and host Electronic Software Product on the * Server operated by Ingram, Supplier shall provide access to the Electronic Software Product in a method that is secure, reliable and specified by the Supplier. This includes, but is not limited to CD ROM and FTP.

2.2    Distribution of High Encryption Electronic Software Products.    In the event Supplier, in its discretion, elects to make available to Ingram under the terns of this Addendum, Electronic Software Products containing High Level Encryption, Supplier will promptly identify such High Level Encryption products to Ingram in writing.

2.3    Discontinued Product.    Supplier agrees to notify Ingram of any Electronic Software Product discontinuation in writing at least * days prior to final.

2.4    New Products, Versions, and Releases.    Supplier agrees to make any new Electronic Software Products, versions and releases available to Ingram within * business days of availability on Supplier’s web site of the Electronic Software Product. Supplier agrees to make commercially reasonable efforts to notify Ingram of all Electronic Software Products, versions and releases * days prior to the release of any new Electronic Software Product, version or release.

*	Material has been omitted pursuant to a request for confidential treatment.

2.5    Marketing.    In addition to any existing marketing funds and/or rebate commitments, Supplier agrees to provide to Ingram marketing materials for all Electronic Software Products included in Exhibit B. Materials shall, at a minimum, include 1-5 page html product description and embedded graphics.

2.6    Rebate.    Vendor will pay Ingram a quarterly rebate on all ESD sales at the same percentage as attained by Vendor’s box product rebate, with a minimum ESD sales rebate of *. The rebate will be paid by check within * days after the * end. If no check is received within that period Ingram shall deduct that amount from the Vendor’s next payment.

3.    Ingram Obligations

3.1    Provision of Services.    Ingram will take orders directly from Electronic Software Resellers, generate a Purchase Order for Supplier and distribute Electronic Software Product received from Supplier’s Ziplock Server or a Ziplock Server operated by Ingram to Electronic Software Resellers or End Users. Ingram will only distribute Electronic Software Product in the format derived from Supplier’s or Ingram’s Ziplock Server.

3.2    Purchase Order.    Ingram agrees to provide a Purchase Order (“PO”) to Supplier once per week for all successful downloads that occurred in the prior week.

3.3    End User Licensing Provisions.    Ingram acknowledges that the Electronic Software Product is distributed to End Users subject to the terns of the applicable EULA. Ingram shall make commercially reasonable efforts to prevent distribution of Electronic Software Product to any entity or individual who intends to copy or reproduce the Electronic Software Product in violation of the applicable EULA attached hereto as Exhibit C.

3.4    Registration Information.    Ingram shall provide Supplier with complete End User registration information only for those sales transactions for which the Electronic Software Reseller has agreed to participate and the End User has opted to participate in a registration process as part of the purchase transaction.

3.5    Product Returns.    Ingram and Supplier agree to follow the returns process that is outlined in Section 7 of this Addendum.

3.6    Reverse Engineering.    Ingram agrees not to: (i) disassemble, decompile or otherwise reverse engineer the Electronic Software Product or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Electronic Software Product; (ii) alter or modify the Electronic Software Product *; (iii) take any action contrary to the EULA except as allowed under this Addendum.

3.7    License Fees.    Ingram shall have the sole discretion to set the final license fee charged to Electronic Software Resellers for the Electronic Software Product distributed pursuant to this Addendum.

3.8    Reporting.

3.8.1    Upon request, Ingram will furnish Supplier with a valid tax exemption certificate.

3.8.2    *

In addition to Ingram’s standard POS Reports Ingram will provide secured on-line access for the retrieval of all ESD specific transactional data as specified in Exhibit D.

In the event there is a discrepancy between the ESD Reports provided to Supplier and the POS reports provided by Ingram, Supplier shall provide written notice of the discrepancy to Ingram and the parties will use their best efforts to reconcile any discrepancies in a timely manner.

4.    Obligations on Termination

Upon notice of termination for cause, Ingram shall cease electronic distribution of the Electronic Software Product within * and shall comply with all other obligations set forth herein. In the event of termination for cause, Ingram shall (i) * return to Supplier all Electronic Software Products in Ingram’s possession or, at Supplier’s written or electronic direction, destroy all such material and send Supplier a certificate signed by a duly authorized representative of Ingram representing and warranting such destruction; and (ii) represent and warrant in writing, signed by a duly authorized representative of Ingram, that all copies of Electronic Software Product have been removed from Ingram’s server(s).

*	Material has been omitted pursuant to a request for confidential treatment.

In the event of termination for convenience, by either party, Ingram shall within * (i) at Supplier’s option and upon Suppliers’ written or electronic direction, either return to Supplier all materials in Ingram’s possession provided by Supplier to Ingram under this Addendum or, at Supplier’s written direction, destroy all such material and send Supplier a certificate signed by a duly authorized representative of Ingram representing and warranting such destruction; and (ii) represent and warrant in writing, signed by a duly authorized representative of Ingram, that all copies of Electronic Software Product have been removed from Ingram’s
* Server(s).

Regardless of the reason for termination, Ingram shall provide Supplier a final sales report within * of the effective date of termination.

Upon termination for any other reason, Ingram shall cease distribution of Electronic Software Products no later than thirty (30) business days following notice of termination.

5.    Payment Terms

Payment terms will be as specified in the Agreement with Supplier.

6.    Pricing

6.1    Supplier Prices Available to Ingram.    The retail list price and the Ingram discounted price for Electronic Software Product for sale pursuant to this Agreement are set out in Exhibit B. Supplier may modify the prices in Exhibit B upon written notice to Ingram. Price increases require a minimum of * advance written notice. Price decreases will be effective on the next download. Supplier will invoice Ingram at the lower of the price in effect when the Purchase Order is placed or when the download occurs.

7.    Electronic Software Product Returns

7.1    Defective and Customer Satisfaction Returns.

7.1.1    Ingram may debit Supplier’s account and return any Electronic Software Product that is returned by the Electronic Software Reseller or End User for any reason without pre-authorization from Supplier.

7.1.2    Returns shall be accepted from Ingram by Supplier for * from date of Electronic Software Product download by End User. Ingram will require a Letter of Destruction as shown in Exhibit E and the original transaction receipt from the Electronic Software Reseller prior to debiting Supplier’s account. Requests for exceptions must be made directly to the Supplier by the Electronic Software Reseller.

7.2    Issuance of Credit.

7.2.1    For all Electronic Software Product returned using the procedure set forth in this Section 7, Supplier shall immediately credit Ingram for the Electronic Software Product at the price at which it was originally invoiced to Ingram.

The undersigned has read this Addendum, agrees hereto, and is an authorized representative of its respective party.

INGRAM MICRO INC. 1600 East St. Andrew Place Santa Ana, CA 92705		PUMA TECHNOLOGY, INC. 2550 North First Street, #500 San Jose, California 95131

By:	/s/ Susan Sandoval	By:	/s/ Bradley A. Rowe
	(Officer of the Company)		(Officer of the Company)

Name:	Susan Sandoval	Name:	Bradley A. Rowe
	(Print name)		(Print name)

Title:	Vice President	Title:	CEO

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT A

Definitions

A.    “Bag of Bits (BOB)” refers to a digitally encrypted electronic container that is the result of the wrapping process. The term BOB is sometimes used to refer to a wrapper, ready-to-download product.

B.    “Documentation” is defined as the electronic information that accompanies the Electronic Software Product when it is downloaded.

C.    “Electronic Software Distribution Product List” is defined as the then current listing of Supplier’s Electronic Software Product(s) available for electronic distribution provided to Electronic Software Distributor by Supplier from time to time.

D.    “Electronic Software Product” is defined as any title listed on the then current Supplier’s Electronic Software Distribution Product List.

E.    “Electronic Software Reseller” is defined as any Reseller authorized by Supplier or Supplier’s Electronic Software Distributor to receive Electronic Software Product from an authorized Electronic Software Distributor.

F.    “Electronic User License Agreement (EULA)” is defined as the End User License Agreement; which accompanies each Electronic Software Product and is provided to End User in electronic format for the purpose of electronic software distribution.

G.    “End User” is defined as the ultimate consumer of Electronic Software Product.

H.    “High” or “Strong” Level Encryption are defined to be Electronic Software Products containing a level of encryption, the export of which is restricted by the U.S. government.

1.    “Key” is defined as the data element or elements, which provide the unique information necessary to unlock a single copy of a given encrypted Electronic Software.

J.    “SKU” is defined as a stock keeping unit of product.

K.    “Try Before You Buy” is Electronic Software Product that may be downloaded to an End User for a limited time trial period. The End User must purchase standard License Product after the trial period.

L.    “Ziplock Server” is defined as a complete transaction processor including receiving the End User account information, routing for payment approval, delivery of Key, BOB and EULA and recording all transaction activity in appropriate databases.

EXHIBIT B

Supplier Product and Price List

To be inserted by Supplier.

Exhibit B

Intellisync® for Palm handhelds
Pumatech part number: *
Price to Ingram: $*
Executable file name: *

Intellisync® for Pocket PC/Windows CE
Pumatech part number: *
Price to Ingram: $*
Executable file name: *

*	Material has been omitted pursuant to a request for confidential treatment.

EXHIBIT C

End User License Agreement

To be inserted by Supplier.

END-USER NOTICE AND LICENSE AGREEMENT FROM PUMA TECHNOLOGY, INC., D/B/A PUMATECH, INC. NOTICE TO END-USER:    CAREFULLY READ THE FOLLOWING LEGAL AGREEMENT (“LICENSE”). INSTALLATION OR USE OF THE ENCLOSED PUMATECH SOFTWARE (“SOFTWARE”) ON YOUR COMPUTER SYSTEM CONSTITUTES YOUR ACCEPTANCE OF THESE TERMS. IF YOU DO NOT AGREE TO THE TERMS OF THIS LICENSE, PROMPTLY DELETE THE SOFTWARE FROM YOUR COMPUTER SYSTEM. DESTROY ANY COPIES YOU MADE OF THE SOFTWARE OR ANY INSTALLATION DISKETTES OF THE SOFTWARE INCLUDED WITH YOUR SYSTEM, AND DISPOSE OF ALL WRITTEN MATERIALS IN YOUR POSSESSION REGARDING THE SOFTWARE.

License Grant:    PUMATECH grants to You, as an individual, a license to install and use one copy of the Software on a single computer at a time. Your license to use the Software is conditioned upon Your compliance with the terms of this Agreement. A License is required for each end-user of the Software. A License is required for each installation of the Software, unless the Software is (i.) installed temporarily on a PC owned by a third party so that you can accomplish a file transfer, and (ii.) is immediately deleted from such PC. You may make one (1) copy of the Software for archival purposes only. You must have purchased the Software directly from PUMATECH or from a PUMATECH approved reseller. If You have purchased an Intellisync Gold Site License. You may complete only the number of installations specified in the Intellisync Gold Software Site License Agreement accompanying the Software.

Copyright:    The Software is protected by United States copyright law and international treaty provisions. You acknowledge that no title to the intellectual property in the Software is transferred to You. You further acknowledge that title and full ownership rights to the Software will remain the exclusive property of PUMATECH, and You will not acquire any rights to the Software except as expressly set forth in this license. You agree that any copies of the Software will contain the same proprietary notices which appear on and in the Software.

Prohibited Uses:    Without obtaining prior written permission from PUMATECH, You may not (a.) use, copy, modify, alter, or transfer the Software or documentation except as expressly provided in this License; (b.) translate, disassemble, decompile, reverse program or otherwise reverse engineer the Software; (c.) sublicense or lease the Software or its documentation; or (d.) use the Software in a multi-user, network, or multiple computer environment or in a rental, time sharing or computer service business. Without prejudice to any other rights, PUMATECH may terminate this License if You fail to comply with its terms and conditions. In such event, You must destroy all copies of the Software.

Limited Warranty:    PUMATECH warrants that the Software will perform substantially in accordance with the accompanying written materials for a period of thirty (30) days from the date of purchase. Any implied warranties relating to the Software are limited to such thirty (30) day period.

End-User Remedies:    If the Software does not conform to the “Limited Warranty” section above, PUMATECH’s entire liability and your sole and exclusive remedy shall be, at PUMATECH’s option, either to (a.) correct the error, or (b.) help you work around the error. The Limited Warranty is void if failure of the Software has resulted from accident, abuse, or misapplication. Any replacement software will be warranted for the remainder of the original Limited Warranty period.

Technical Support and Upgrades:    PUMATECH grants to You, thirty (30) days of free technical support from the date of Your registration of the Software. PUMATECH also provides you with a free upgrade, within thirty (30) days of Your purchase of a prior version of the Software, to the latest version of the Software. In order to be eligible for Your free 30-day technical support and version upgrade, You must have purchased the Software directly from PUMATECH or from a PUMATECH approved reseller.

*	Material has been omitted pursuant to a request for confidential treatment.

No Other Warranties:    PUMATECH DOES NOT WARRANT THAT THE SOFTWARE IS ERROR FREE, EXCEPT FOR THE EXPRESS LIMITED WARRANTY IN THE “LIMITED WARRANTY” SECTION. PUMATECH DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS OF HOW LONG AN IMPLIED WARRANTY MAY LAST, OR THE EXCLUSION OF LIMITATION OF INCIDENTAL DAMAGES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU. THIS WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION.

No Liability for Consequential Damages:    IN NO EVENT SHALL PUMATECH BE LIABLE TO YOU FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY KIND ARISING OUT OF THE PERFORMANCE OR USE OF THE SOFTWARE, EVEN IF PUMATECH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

U.S. Government Restricted Rights:    Use, duplication or disclosure of this software by any agency, department or other entity of the U.S. Government is restricted in accordance with FAR 12.212 for civilian agencies and DFARS 227.7202 for military agencies. The software is a commercial product. Use of the software by the U.S. Government is further restricted by the terms of the license agreement included with the software.

To proceed with downloading the Software, you must accept this Agreement. Please type “Y” for “yes” to indicate your agreement with the foregoing terms and conditions.

EXHIBIT D

Authorized Reporting Fields

1.    Manufacturer part number

2.    Number of units sold

3.    Distributor name

4.    Distributor sales order number

5.    Transaction date

6.    Transaction number

7.    Transaction type (sale or return)

8.    End User name (if allowed by reseller)

9.    End User address (if allowed by reseller)

10.    Serial number (if applicable)

11.    Ingram Micro SKU number

EXHIBIT E

Electronic Software Product
Letter of Destruction

All information is required to process your request for refund. Incomplete information may delay processing your request.

This Letter of Destruction (“LOD”) is made and entered into by and between:

“Reseller”:                                                                                   and

“End User”

(End User Name)	(Phone Number)

(End User Address)	(email address)

(End User City, State, Zip)

Title and Version of Electronic Software:

Publisher’s (or Reseller’s) Part Number:

Serial Number:

Reason for Return:

Date of Original Purchase:

I, the End User, hereby declare under penalty of perjury by law, that as of the date of this Letter of Destruction, I have taken the necessary measures to delete and destroy the Electronic Software given to me for use under the terms of the End User License Agreement. In order to delete and destroy the Electronic Software I have taken the following steps:

1.	Relinquished all rights to use and upgrade the software application.

2.	Deleted the decryption key received from Reseller and relinquished all rights to the EULA/ELC.

3.	Destroyed any and all electronic copies, including but not limited to,

•	All files on Hard Drive
•	Floppy
•	Tape
•	Other backup media

4.	Destroyed all hard copy documentation provided within the software download.

End User Authorized

Signature:

Date:

For Reseller use only:

Ingram Micro SKU#                                                  Invoice #

Your Ingram Micro Customer #

When completed, fax to Phyllis Capizzi at (716) 565-8579